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                                      EXHIBIT 99

January 31, 1997

  CHILDREN'S BROADCASTING ACQUIRES RADIO BROADCAST LICENSE OF WAUR-AM, CHICAGO


    MINNEAPOLIS -- Children's Broadcasting Corporation (CBC) (Nasdaq NM: AAHS) announced today that it has acquired the radio broadcast license of WAUR-AM 930, licensed to the city of Sandwich, Ill., and serving the Chicagoland area.

    CBC, which acquired the license from Nelson Broadcasting, Aurora, Ill., is now on the airwaves of WAUR, broadcasting its nationally renowned Radio AAHS-Registered Trademark- format for kids and families.

    "Radio AAHS-Registered Trademark- is ready to roll ahead and really knock the socks off Chicagoland kids and parents," said Christopher T. Dahl, CBC's president and CEO. "Our cutting-edge format is the biggest and brightest home on the radio dial for kids. We are committed to superserving our audience, especially our newest listeners in Chicago, the country's third largest radio market," Dahl added.

     With Chicago CBC owns stations in six of the top ten markets and is broadcasting in seven of the top ten including a Washington, D.C. affiliate. A formal event to bring AAHS-TM- and Chicago together will take place in April.

    Radio AAHS-Registered Trademark- is this country's premier, live, 24-hour radio network for today's kids and families. Its award-winning radio programming mix includes: popular and diverse music; news; classic and original stories; and games. The "Radio AAHS-Registered Trademark- Zone," interactive phone system logs some 3,000,000 calls a year and the entertaining "NetRadio AAHS-TM-" website (http://www.netradioaahs.net) is one of the hottest youth web destinations. Radio AAHS-Registered Trademark-, the leader in radio for children, is owned and operated by Children's Broadcasting Corporation and is broadcast via satellite from WWTC-AM, Minneapolis. Through continued affiliate growth and aggressive acquisition, Radio AAHS-Registered Trademark- is available to approximately 40 percent of the country through 30 affiliate stations,
including seven of the top ten markets.   ###